EXHIBIT 10.6

[in left-hand margin:]
GIUSEPPE TEDONE NOTARY PUBLIC
MILAN – VIA MORONE 8 – phone (02) 7601.3077 – fax (02) 7601.6388 - LAVENO M. – VIALE PORRO. 17 – phone (0332) 66.68.11 – fax (0332) 62.6366
[in right-hand margin:]
REGISTERED IN GAVIRATE
on 27 December '07
no. 6113 Series 1T
Collected € / of which € /
for registration

[in right-hand margin of recto pages:]
round stamp of Notary Public Tedone Giuseppe, initialled

[stamp:]
NOTARY PUBLIC
LAVENO MOMBELLO – Via Porro, 17
phone (0332) 666 811
MILAN Via Morone, 8 Phone (02)76013077

On unstamped paper in pursuance of presidential decree D.P.R no. 601 of 29.9.1973 and subsequent amendments and additions

MORTGAGE LOAN
(in accordance with article 38 and following)
of Legislative Decree no. 385 of 1 September 1993)

Index no. 40256	Volume no. 15924

REPUBLIC OF ITALY

On the twelfth of December two thousand and seven

in Milan, in an office of "Banca Italease S.p.A." in Piazzale Cadorno no. 1

The following persons appear personally before me, Giuseppe Tedone, Notary Public resident in Laveno Mombello, enrolled with the Association of Notaries of Milan,

- Villa Giancarlo, born in Pessano con Bornago on 30 June 1951, domiciled for the office in Lodi, Via Garibaldi no. 5, at the registered office, who is participating on behalf of the bank  "BANCA DI CREDITO COOPERATIVO LAUDENSE LODI Soc. Cooperativa", with headquarters in Lodi, Via Garibaldi no. 5, registration number on the Lodi Register of Companies and tax code 09900240152 (which will hereinafter be referred to as "Bank"), authorised for this action in pursuance of the powers granted to him by the Minutes of the meeting of the Board of Directors on 26 April 2007, of which a true copy is attached hereto as annex "A"';

- SPRECA SIMONA, born in Rome on 28 December 1967, resident in Rome, Via Gargano no. 34, who states that she is participating as Proxy of the company "ITP IMPIANTI E TECNOLOGIE DI PROCESSO – Società a responsabilità limitata", with headquarters in Rome, Via Federico Zuccari no. 4, with share capital of Euro 100,000.00 (one hundred and thousand and zero cents), fully paid up, registration number on the Rome Register of Companies and tax code 06640441009 (which will hereinafter be referred to as the "borrower"), endowed with the necessary powers in virtue of a Special Proxy received from Notary Public Giulio Majo of Rome on 4 December 2007 with Index no. 24482, the original of which is attached hereto as annex "B".

I, the Notary Public, am certain of the personal identity of the persons appearing.

W H E R E A S

- the "borrower" has asked the "Bank" for a loan of Euro 2,000,000.00 (two million and zero cents) intended for the purchase of a firm, offering as security a mortgage on real estate owned by it, the "borrower", in accordance with article 38 and following of Legislative Decree no. 385 of 1 September 1993 and presidential decree D.P.R. no. 601 of 29 September 1973 and subsequent amendments and additions;

- the "Bank" has approved granting of the loan requested for the capital sum of Euro 2,000,000.00 (two million and zero cents), accepting the security offered;

- there is a "Summary Document" attached to this contract, in pursuance of the resolution by the C.I.C.R. (interministerial committee for credit and savings) of 4 March 2003, which, signed by the parties and by me the Notary Public, is attached hereto as annex "C", and which the "borrower", as represented above, states it knows well because it previously received a copy from the "Bank".

NOW THEREFORE

the foregoing being considered an integral and essential part of this deed, the parties agree as follows:

Article 1) The "Bank", as represented above, grants as a landed-property loan, in accordance with art. 38 and following of Legislative Decree no. 385 of 1 September 1993, to the "borrower" which, as represented above, accepts, the sum of Euro 2,000,000.00 (two million and zero cents).

The "borrower" has received the sum of Euro 2,000,000.00 (two million and zero cents) here and now from the "Bank" by crediting to the account current in the name of the "borrower" and acknowledges receipt if it to the "Bank".

On the amount of money lent, the "borrower" promises to pay interest to the lending "Bank" at an annual rate that is presently 6.75% (six point seventy-five percent), fixed by Euribor at three months 365 days average month of September 2007, equal to 4.802% (four point eight hundred and two per cent), rounded up to the  higher 0.05, increased by 1.90 (one point ninety) percentage points.

The rate will vary quarterly on the first of every month of January. April, July, and October on the basis of the following parameters: Euribor at 3 (three) months calculated on 365 days rounded up to the 0.05 (zero point zero five) above, average month of December for instalments falling due between 1 January and 31 March, average of March for instalments falling due between 1 April and 30 June, average June for instalments falling due between 1 July and 30 September, average September for instalments falling due between 1 October and 31 December, increased by 1.90 (one point ninety) percentage points.

Alterations in the amount of the rate of interest will mean that the repayment schedule must be adapted to the new rate conditions, on the basis of the remaining debt and duration, with recalculation of the new fixed repayment rate.

The "borrower", as represented above, also promises to pay the "Bank" on all the amounts not paid on their due dates, with effect from the date due until that of actual payment, default interest at the current contract rate, increased by two points, and in any case in compliance with law 108/96, as well as a penalty of 1.50% (one point fifty per cent) of the amount of the instalment paid in arrears with a minimum of Euro 15.00 (fifteen and zero cents) and a maximum of Euro 60.00 (sixty and zero cents).

Periodic capitalisation on default interest is not permitted.

The Summary Document, which shows the rates related to the financial charges and conditions to be borne by the "borrower" as a result of this deed, signed by the parties and by me the Notary Public, is attached to this deed as annex "C" and forms an integral and essential part of it

According to the procedures and the notice period foreseen by art. 118 of Leg. Dec. 385/93 and with the option to withdraw within a period of 60 (sixty) days from receipt of a proposal for unilateral amendment, the "borrower", as represented above, specifically grants the "Bank" the power to change, at any time, any price and financial condition governing this loan, except that the rate of interest and the rate of default interest may change but such change must be compliant with the parameters agreed above, complying, in the case of variation to the disadvantage of the client, with the regulations regarding transparency.

Within sixty days from receipt of the notification of such changes, the "borrower" has the right to withdraw from the contract without costs, obtaining, when settlement is taking place, application of the conditions previously applied, in accordance with the regulations in force (art. 118 of Leg. Dec. no. 385/1993, as amended by art. 10 of Decree Law no. 223 of 4 July 2006. converted into Law no. 248 of 4 August 2006.

The "borrower" , as represented above, also acknowledges that financial operations at a variable rate and those related to indexation mechanisms are risky since they are subject to fluctuations that cannot be foreseen.

If the indexation parameter agreed on disappears and/or becomes no. longer relevant for any reason, the "Bank" will find an equivalent parameter, along lines deducible from the market and from any national or Community measures issued on the subject.

As a result of the financial conditions agreed on (capital repayment and payment of interest, preliminary fees, instalment collection fees) and the tax charges imposed on the borrower (substitute tax equal to Euro 5,000.00), the synthetic cost index (ISC), which represents the total cost of the loan for the borrower, expressed in an annual percentage of the loan granted, is 7.06900% (seven point zero six thousand nine hundred per cent).

Article 2) the "borrower", as represented above, promises, for itself and for its successors in title on whatsoever grounds, to repay the amount received to the lending "Bank" within a period of 8 (eight) years, by paying 96 (ninety-six) consecutive monthly instalments, starting on 31 December 2007, in an amount of Euro 27,025.12 (twenty-seven thousand and twenty-five and 12 cents) each, except for the first instalment, which will be Euro 22,586.76 (twenty-two thousand five hundred and eighty-six and seventy-six cents), all including capital part and interest, the latter calculated at the rate fixed in art. 1, that is to say, 6.75% (six point seventy-five per cent) per year, as per the repayment schedule attached hereto as Annex "E".

Article 3) The "borrower" has the right to pay off the loan in advance by paying the entire remaining capital debt, the instalments due and any default interest due, the interest accrued up to the date of settlement, and an all-inclusive commission of 1% (one per cent), except in the cases foreseen by Law no. 40 of 2 April 2007 converting Law Decree no. 7 of 31 January 2007 into Law, in which the penalty is not applied, calculated on the capital paid in advance, and applying the following illustrative formula: capital amount repaid in advance Euro 1,000.00 (one thousand and zero cents) x 1% (one per cent) equal to Euro 10.00 (ten and zero cents).

Subject to the same conditions the borrower may request partial repayment of the loan for amounts not less than 20% (twenty per cent) of the initial debt.

Following partial repayment, the "borrower" may request reduction of the duration of the period of repayment of the remaining debt or of the amount of the remaining instalments.

Article 4) As security for total payment of everything due to the Bank as a result of the loan granted, and even if the Bank itself grants delays of payments or extensions at any time and in any form, the "borrower", as represented above, gives a mortgage on the properties described hereunder, as well as on all their environs, appurtenances, accessions, new constructions, extensions, additional floors and on everything that is in any case deemed liable by law and is added later, without any exclusions or exceptions.

The "borrower", as represented above, guarantees that the assets in question are its sole property and are free of mortgages, constraints and encumbrances in favour of third parties or liens, even for taxes, as well as adverse entries.

Any erroneous and incomplete description of the aforementioned assets will not give the mortgage provider  grounds for challenging the validity of the mortgage itself

The mortgage is granted for the amount of Euro 4,000,000.00 (four million and zero cents), which includes and guarantees: the amount of capital lent, interest, even on pre-repayment, the amount of any unpaid instalments, default interest in the amount fixed in art. 3 above, any sums due to the "Bank" for legal costs, litigation and other disposal costs (including those mentioned in the first paragraph of art. 2855 civil code), as well as out-of-Court costs, insurance premiums, tax refunds, taxes and duties of any kind owed to the State or to other Bodies and anything established by contract for any case of repayment or advance settlement of the loan, voluntarily or due to non-fulfilment, and anything else owed as a consequence of the law and of the loan contract

The "borrower", as represented above, agrees that the mortgage be registered at the request of the "Bank", specifically exonerating the competent Real Estate Registrar from any personal responsibility concerning the formalities to be observed.

Article 5) The "Bank" shall have the right to cancel the contract immediately if:

a) it happens at any time, that without the written consent of the "Bank"  earnings or income in general on the real estate mortgaged that are not declared in this contract have been transferred, encumbered or collected in advance, except for normal short-term maturities, or that the legal status of the real estate has been altered, even by establishment of passive easements or by changing or increasing existing ones;

b) the "borrower" has not revealed the existence of debts, charges, constraints and causes of pre-emption related to the real estate mortgaged;

c) it turns out that any time the "borrower" has not insured the mortgaged real estate or has not kept it insured according to the manner and terms fixed in art. 6 of the Contract;

d) the mortgage procedures for executing the guarantees given are not carried out within a period of 90 (ninety) days from the date this deed is made;

The "Bank" shall also have the right to cancel the contract in the event foreseen in the second paragraph of art. 40 of legislative decree no. 385 of 1 September 1993, and also  if the "borrower" makes payment, of even a single repayment instalment, 180 (one hundred and eighty) days after the due date of that instalment.

Likewise the "Bank" may cancel the contract if the "borrower" does not pay the instalment after 180 (one hundred and eighty) days after it has fallen due.

It is understood that the "borrower" shall forfeit the benefit of the time limit if the cases foreseen in art. 1186 of the Civil Code occur.

It is agreed that, either in the case of cancellation or forfeiture of the benefit of the time limit, the "Bank" shall have the right to demand immediate repayment of the capital owed, the interest, the ancillaries and any costs, without need for warning or formal notice of default, or any other action, if necessary taking action for enforcement by means of the executive copy of this deed.

All the costs incurred by the "Bank" for recovering the credits arising from the loan granted by this deed, whether in or out of court, repeatable or not, shall be entirely borne by the "borrower", as well as any other cost that the "Bank", by its final decision, incurs for protecting and safeguarding its rights.

Article 6) Whenever the "borrower" has settled the fifth part of the original debt it may request a proportional reduction in the amount of the mortgage.

Article 7) The costs of this deed and all other costs arising from it, including those related to the executive copy for the "Bank" and the copy that the latter is to supply to the "borrower", as well as those for taxes and duties, even of a supplementary nature or of whatsoever kind, shall be borne by the "borrower".

For the sole purpose of application of the rate of the substitute tax referred to in articles 15 and following of presidential decree D.P.R. no. 601/73, the "borrower"  states that the loan referred to in this contract is destined for the purchase of a firm for which the conditions referred to in note II bis to art. 1 of the Tariff, part one, annexed to the Consolidation Act of the regulations concerning the registration tax, approved by presidential decree D.P.R. no. 131 of 26 April 1986, exist and that therefore that loan is subject to the substitute tax, applying the rate of 0.25% (zero point twenty-five percent). In any case, the "borrower", as represented above, promises to refund to the "Bank" any other amounts due to the Treasury (for example by way of adjustments,  surtaxes, penalties, costs etc.), authorising the "Bank" to debit those amounts to its current account.

Article 8) For all the purposes of this contract, and also for notifications of any  claim and action, as well as warning, even non-judicial, the parties elect domicile, with regard to the Bank, at its headquarters, as shown in the caption, and the borrower at the domicile declared in this contract.

Article 9) For any dispute concerning the application and interpretation of this contract the competent court is the one in the jurisdiction of which the headquarters of the "Bank" are located, except for any limitations foreseen by law.

Article 10) The "borrower", as represented above, states that, because it already received a copy, it is familiar with the "Schedule of agreements and conditions"  which, signed by the persons appearing and by me the Notary Public, is attached to this deed as annex "D". It also states that it accepts all the conditions and, in particular, those contained in the following articles: art. 1 (payment of instalments), art. 2 (probative value of records), art. 3 (obligations related to the real estate mortgaged), art. 5 (reduction of guarantee), art. 6 (Insurance), art. 8 (right of the Bank to take out insurance on the real estate), art. 9 (non-fulfilment of insurance requirement), art. 10 (solidarity and indivisibility of the obligations).

The "borrower", as represented above, states that it did not make use, during the pre-contract phase of the mortgage loan, of the right to receive from the "Bank" a copy of the text of the contract, with the exception of the summary document, of which it states that it already received a copy from the "Bank".

DESCRIPTION OF THE ASSETS TO BE MORTGAGED

In the Municipality of Moscazzano, District Vignola no. 14:

- industrial complex, with adjoining pertaining unroofed area on which there is an ENEL substation, consisting of a shed with a vestibule, washroom and cupboard, with adjoining changing room and washroom on the ground floor; above them, rooms for office use,  lumber room, penthouse, boiler room and compressor room on the first floor, accessible by an internal staircase, as well as a flat, used as caretaker's house, accessible from the ground floor, consisting of two rooms as well as bathroom and balcony on the first floor, with a staircase to the ground floor.

These real estate portions are registered with the Buildings Register of the Municipality of Moscazzano on folio 3 (three), as follows:

- map 468 (four hundred and sixty-eight), subordinate 502 (five hundred and two), District Vignola no. 14, floors G-1, category D8, Cadastral Income Euro 13,278.11 (thirteen thousand two hundred and seventy-eight point eleven cents) – shed and appurtenances;

- map 468 (four hundred and sixty-eight). subordinate 501 (five hundred and one), District Vignola no. 14, floors T-1, category A3, class 1, rooms 3 (three), Cadastral Income Euro 145.64 (one hundred and forty-five point sixty-four cents) – dwelling.

Boundaries in a single unit (starting from North and continuing clockwise): Via Vignola and properties of third parties on the remaining sides.

The persons here present dispense me from reading the attachments.

I have read this document, partly written with electronic equipment by a person trusted by me and partly written by hand by me, the Notary Public, on four folios with fifteen pages, to the persons here present who approve it and sign it at twelve twenty p.m.

SGD. VILLA GIANCARLO

SGD. SIMONA SPRECA

SGD. GIUSEPPE TEDONE NOTARY PUBLIC

[stamp] Annex "A"
to deed no. 40256/15924
of the Index

Extract from the Minutes of Board of Directors Meeting no. 581 BCC Laudense s.c.  26 April 2007

EXTRACT FROM THE MINUTES of the meeting of the Board of Directors of the Banca di Credito Cooperativa Laudense – Lodi – Cooperative Company with Headquarters in Lodi Via Garibaldi no. 5 – Tax Code 09900240152 – Lodi CCIAA (chamber of commerce) Registration no. 1324029 – Reg. of Cos. no. 7532 Court of Lodi.

On 26th April 2007, at 5 p.m. in Lodi, at the Headquarters in Via Garibaldi no. 5 of the Banca di Credito Cooperative Laudense – Lodi, S.c., after proper convening by the Chairperson, the Board of Directors met to deliberate on the following:

Agenda

Item 6. Assigning Powers of Signature

…omission…

Present:

Cerri Gaetano – Chairman

Geroni Giancarlo – Vice Chairman

Degiacomi Franco, Chiodi Stefania, Zanaboni Ernesto, Buonsante Nicola, Guarnieri Ludovico, Malta Fabrizio, Moroni Natale – Directors;

Dallera Maurizio Giovanni – Chairman of the Board of Auditors

Carabelli Pierluigi and Meazza Luigi Mario – Regular Auditors

Also present:

Periti Fabrizio (Deputy Vice Director-General); absent Moroni Natale; absent on leave Villa Giancarlo (Director-General).

The Chairman of the board meeting, Cerri Gaetano, noting that the meeting was validly constituted, invited Periti Fabrizio to act as Secretary and declared the session open.

...omitted…

Following that amendment the Regulations of the Powers of Signature are expressed as follows:

[round stamp of the Notary, initialled]

"I – POWERS OF SIGNATURE AND OF REPRESENTATION.

For execution of all the resolutions adopted by the Board of Directors, including deeds of loans or financing in whatsoever technical form or duration, to be executed publicly and/or privately, whether for opening them or for closing them when payment is completed, also as part of operations in Pool with other Credit Institutions and/or on their behalf, the Board of Directors confers the following powers:

a) on the Chairman of the Board of Directors Cerri Gaetano born in Lodivecchio on 18.10.1954, and, as his replacement or in his stead, on the Vice-Chairman of the Board of Directors  Geroni Giancarlo born in Corte Palasio on 14.02.1957 to represent the Bank, and all with promise of ratification and approval as of now, in order for him to:

•
Sign long-term loans already approved in the form of a loan and/or of opening a credit line in a current account and/or any other technical form up to a maximum capital amount of €4,000.00 (four million) for each operation, against establishment in favour of the Bank of real or collateral security in general and/or special liens on the immovable and/or moveable property of third parties, with the right, by way of example, to agree on all their pacts, interest rates, terms, procedures and conditions, to accept mortgages, collateral security and liens, to indicate and accept the amount and level of mortgage registrations and the assets to be subjected to a mortgage and/or lien, to state and do everything necessary or useful for granting those loans and the acquisition of the collateral and personal security so that nobody can challenge lack or indeterminateness of powers;

•
Give receipts in full discharge, carry out splitting, consent to the cancellation of any kind of mortgage and lien entered and registered anywhere in favour of the bank, regardless of their amount and kind, and from anybody, and in any way acquired by the bank, and to their restriction and/or reduction and to any extension of the duration of the loans;

•
Have the power to exonerate, for everything in any way related to the operations referred to in this resolution, the competent Registrars of the Public Registries and any other competent Authority from any responsibility in relation to the procedures to be followed.

•	Sign letters of surety/unsecured loans, already approved up to a maximum capital amount of €3,000,000 (three million) for each operation.

a-bis) With joint signature between them or with one of them plus the Director-General, they are empowered for the operations referred to in point a) for any amount.

b) on the Director-General Villa Giancarlo born in Pessano con Bornago on 30.06.1951, and, if he is absent or unable to act, on the Vice-Director-General, Periti Fabrizio born in Piacenza on 29.09.1968, representing the Bank, and all with promise of ratification and approval as of now, in order for him to:

•
Sign long-term loans already approved in the form of a loan and/or of opening a credit line in a current account and/or any other technical form up to a maximum capital amount of €3,000.00 (three million) for each operation, against establishment in favour of the Bank of real or collateral security in general and/or special liens on the immovable and/or moveable property of third parties, with the right, by way of example, to agree on all their pacts, interest rates, terms, procedures and conditions, to accept mortgages, collateral security and liens, to indicate and accept the amount and level of mortgage registrations and the assets to be subjected to a mortgage and/or lien, to state and do everything necessary or useful for granting those loans and the acquisition of the collateral and personal security so that nobody can challenge lack or indeterminateness of powers;

•
Give receipts in full discharge, carry out splitting, consent to the cancellation of any kind of mortgage and lien entered and registered anywhere in favour of the bank, regardless of their amount and kind, and from anybody, and in any way, acquired by the bank, and to their restriction and/or reduction and to any extension of the duration of the loans;

•
Have the power to exonerate, for everything in any way related to the operations referred to in this resolution, the competent Registrars of the Public Registries and any other competent Authority from any responsibility in relation to the procedures to be followed.

•	Sign letters of surety/unsecured loans, already approved up to a maximum capital amount of €2,000,000 (two million) for each operation.

c) On the Manager of the Credits Area Montani Luca born in Crema on 5.11.1971, on the Internal Accounts Manager Tolasi Cesare born in Izano on  15.7.1955, on Accountant Negron Pietro born in Ossago Lodigiano on 25.5.1951, Morandi Diego Enrico born in San Colombano al Lambro on 28.7.1961

Representing the Bank, and all with promise of ratification and approval as of now, in order for them  to:

•
Sign long-term loans already approved in the form of a loan and/or of opening a credit line in a current account and/or any other technical form up to a maximum capital amount of €1,500.00 (one million five hundred) for each operation, against establishment in favour of the Bank of real or collateral security in general and/or special liens on the immovable and/or moveable property of third parties, with the right, by way of example, to agree on all their pacts, interest rates, terms, procedures and conditions, to accept mortgages, collateral security and liens, to indicate and accept the amount and level of mortgage registrations and the assets to be subjected to a mortgage and/or lien, to state and do everything necessary or useful for granting those loans and the acquisition of the collateral and personal security so that nobody can challenge lack or indeterminateness of powers;

•
Give receipts in full discharge, carry out splitting, consent to the cancellation of any kind of mortgage and lien entered and registered anywhere in favour of the bank, regardless of their amount and kind, and from anybody, and in any way, acquired by the bank, and to their restriction and/or reduction and to any extension of the duration of the loans;

•
Have the power to exonerate, for everything in any way related to the operations referred to in this resolution, the competent Registrars of the Public Registries and any other competent Authority from any responsibility in relation to the procedures to be followed.

•	Sign letters of surety/unsecured loans, already approved up to a maximum capital amount of €1,000,000 (one million) for each operation.

d) On Branch Managers:

•	Cremascoli Roberto born in Lodi 19.8.1957,

•	Curti Pierfrancesco born in Lodi 03.01.1959,

•	Cagni Gianmario born in Cavenago d'Adda on 5.5.1963,

•	Rossi Arnaldo born in Castelleone on 24.03.1967,

•	Corbari Fabio born in Cremona on 18.07.1970,

•	Ferrarini Flavio born in Cotogno on 3.11.1969,

•	Mazzola Mauro born in Graffignana on 15.6.1961,

•	Caimi Enrico Pietro, born in S. Angelo Lodigiano on 11.31.954,

representing the Bank, and all with promise of ratification and approval as of now, in order for them to:

•
Sign long-term loans already approved in the form of a loan and/or of opening a credit line in a current account and/or any other technical form up to a maximum capital amount of €1,000.00 (one million) for each operation, against establishment in favour of the Bank of real or collateral security in general and/or special liens on the immovable and/or moveable property of third parties, with the right, by way of example, to agree on all their pacts, interest rates, terms, procedures and conditions, to accept mortgages, collateral security and liens, to indicate and accept the amount and level of mortgage registrations and the assets to be subjected to a mortgage and/or lien, to state and do everything necessary or useful for granting those loans and the acquisition of the collateral and personal security so that nobody can challenge lack or indeterminateness of powers;

•
Give receipts in full discharge, carry out splitting, consent to the cancellation of any kind of mortgage and lien entered and registered anywhere in favour of the bank, regardless of their amount and kind, and from anybody, and in any way, acquired by the bank, and to their restriction and/or reduction and to any extension of the duration of the loans;

•
Have the power to exonerate, for everything in any way related to the operations referred to in this resolution, the competent Registrars of the Public Registries and any other competent Authority from any responsibility in relation to the procedures to be followed.

•	Sign letters of surety/unsecured loans, already approved up to a maximum capital amount of €500,000 (five hundred thousand) for each operation.

e) On the Branch Managers or Assistant Branch Managers:

1.           Vacchini Luisa born in Lodi on 4.6.1965,

2.           Pagani Anna born in Lodi on 14 June 1957,

3.           Garlaschi Carlo born in Sant'Angelo Lodigiano on 16.5.1961,

4.           Baldrighi Achille born in Lodi on 8 October 1948.

representing the Bank, and all with promise of ratification and approval as of now, in order for them to:

•
Sign long-term loans already approved in the form of a loan and/or of opening a credit line in a current account and/or any other technical form up to a maximum capital amount of €250,000 (two hundred and fifty thousand) for each operation, against establishment in favour of the Bank of real or collateral security in general and/or special liens on the immovable and/or moveable property of third parties, with the right, by way of example, to agree on all their pacts, interest rates, terms, procedures and conditions, to accept mortgages, collateral security and liens, to indicate and accept the amount and level of mortgage registrations and the assets to be subjected to a mortgage and/or lien, to state and do everything necessary or useful for granting those loans and the acquisition of the collateral and personal security so that nobody can challenge lack or indeterminateness of powers;

•
Give receipts in full discharge, carry out splitting, consent to the cancellation of any kind of mortgage and lien entered and registered anywhere in favour of the bank, regardless of their amount and kind, and from anybody, and in any way, acquired by the bank, and to their restriction and/or reduction and to any extension of the duration of the loans;

•
Have the power to exonerate, for everything in any way related to the operations referred to in this resolution, the competent Registrars of the Public Registries and any other competent Authority from any responsibility in relation to the procedures to be followed.

POWER OF ATTORNEY IN LAWSUITS

For the purpose of direct participation by the Bank in hearings fixed as part of judicial proceedings in progress, with particular but not exclusive regard to the provisions of art. 183 of the C.C.P. (code of civil procedure), the BOD, taking advantage of the provisions of articles 35 and 47 of the Articles of Incorporation, resolve to confer severally:

•	on Director Giancarlo Villa, born in Pessano con Bornago (MI) on 30/6/1951,

•	on Deputy Assistant Director, Periti Fabrizio born in Piacenza 29.09.1968,

•	on Tolasi Cesare born in Izano on 15.7.1955,

Powers of attorney for the Bank needed for participating in hearings.

They are also granted the power to reconcile or settle the dispute, all with promise of ratification and approval.

If necessary the Chairman may, in accordance with this resolution, grant special powers of attorney, for public deeds or authenticated private agreements, to the abovementioned persons."

…omitted...

At 8.15 p.m. since none of those present had asked for the floor, the Chairman closed the meeting.

Drafted, read, confirmed, signed.

The Chairman	The Secretary

sgd. Cerri Gaetano	sgd. Periti Fabrizio

I certify that this extract is a true copy from the Minutes Book of the Board of Directors duly stamped and certified and that the parts omitted do not alter its  contents.

Banca di Credito Cooperativo

Laudense – Lodi
The Chairman
Gaetano Cerri

Index no. 24455

CERTIFICATE OF CONFORMITY

I, the undersigned Vincenzo Rozza, Notary Public, resident in Lodi and enrolled with the Association of Notaries of Milan, certify that this extract, consisting of two half folios, was taken from the original book of minutes and resolutions of the Board of Directors of the: "Banca di Credito Cooperativo Laudense – Lodi Soc. Coop." with headquarters in Lodi, Via Garibaldi no. 5,  kept in accordance with the law, shown to me the Notary Public, with warning that the omitted parts do not alter or modify the parts shown above.

Lodi, Via San Martino no. 11, 25 October 2007

 [two round stamps]

[signature]

[revenue stamp €14.62]

 [stamp] Annex "B"
to deed no. 40256/15924
of the Index

[in right-hand margin:]  oval stamp of Notary Public Giulio Majo

[in right-hand margin of recto pages:] round stamp of Notary Public  Giuseppe Tedone

Index no. 2??82

SPECIAL POWER OF ATTORNEY

REPUBLIC OF ITALY

In the year two thousand and seven on the fourth day of the month of December in Rome, in my Office

4 December 2007

Before me GIULIO MAJO, Notary Public in Rome, with Office in Via Giambattista Vico no. 40, enrolled on the List of the United Notarial Districts of Rome, Velletri and Civitavecchia.

The following person is present:

- Prof. Manlio MAZZIOTTI di CELSO, born in Rome on 15 January 1919, tax code MZZMNL19A15H501X, resident in Rome, Via Raimondo da Capua no. 5, who is participating in this deed in the capacity of Sole Director of the Company:

- "ITP Impianti e Tecnologie di Processo S.r.l." based in Rome, Via Federico Zuccari no. 4, tax code, VAT number and Rome companies register no. 06640441009, share capital Euro 100,000.00 fully paid up.

That person, of whose personal identity, qualifications and powers I a Notary Public am certain, asks me to receive this deed, by which he appoints and nominates as "special proxy" for him and therefore for the abovementioned Company "ITP Impianti e Tecnologie di Processo S.r.l.", Mrs.:

- Simona Spreca, born in Rome on 28 December 1967, resident there in Via Gargano 34, Tax Code SPR SMN 67T68 H5011J, for her to, in the stead and on behalf of the abovementioned Company "ITP Impianti e Tecnologie di Processo S.r.l." make a loan contract with the Banca di Credito Cooperativo Laudense, up to a maximum amount of Euro 2,000,000.00 (two million/00 Euro) agreeing on the most suitable terms and conditions and offering as mortgage security the premises located in Moscazzano, District Vignola no. 2 and registered on folio no. 3 map 468 sub 501 and map 468 sub 502.

The proxy may thus fix the number of years in which the loan must be repaid, by payment of instalments to be decided at the interest agreed with the Bank at the time the contract is made and accepting any variations in the rate, including for default, at the time the contract is made, on the conditions decided by the abovementioned Bank, as well as according to the laws in force on the subject and in pursuance of both national and regional laws, as well as any other general conditions and standards in use at the Bank itself, and referred to in any schedule known to the party present and which will be attached to the loan contract.

The proxy appointed is therefore authorised to complete the loan operation, signing in the abovementioned capacity, and thus to grant a mortgage (if necessary in concurrence with other successors in title) on the premises referred to in the purchase operation for the amount (even higher than the capital lent) requested by the Bank, by making the aforementioned contract, in the form used by the lending institution, in acceptance of and in compliance with the practices and rules referred to in the laws on credit as well as the practices and rules of the system and regulations of the Bank itself, particularly with the specific power to indicate, correct and supplement, where necessary, the description of the premises offered as surety, and especially to specify in the deed the boundaries and cadastral particulars, even if different or supplementary, of the premises offered as security, to approve plans and splitting, to proceed with any deeds of correction; she may also collect the amount of the loan or its net earnings, granting a receipt, also consenting for it to be paid directly to the seller, signing the related authority, return it in whole or in part, where necessary, to the lending Bank for any deposits to guarantee costs and  obligations, to give statements and discharges, to elect domicile for all the purposes of the applicable special law on credit.

To put it briefly, the proxy is entitled to carry out and sign every operation, even if not specifically mentioned here. Purely by way of example and not of limitation the proxy may: - agree  on the rate, the effective date, the duration of the loan and all the repayment procedures; "agree on terms and procedures of payment"; - elect domicile; - request tax benefits; indicate the amount of any surety guarantee; - approve all the clauses of the loan contract and of any annexes to that contract; - if necessary insure and keep insured the assets being mortgaged against risks of fire, lightening, explosion and other additional risks for their rebuilding value and with an encumbrance in favour of the Bank, complying with the agreement made to this end by the Bank with a leading Insurance Company and to insure the premises mortgaged as long as the loan remains in force and until every claim of the Bank has been met, authorising the Bank to pay the insurance premium due in the name and on behalf of the person appearing; - settle directly the notary's fees related to the loan contract and the resulting deeds and formalities; - to repay any sums that the Bank is required to pay for any tax charges imposed as a result of the loan.

To but it briefly, the proxy is empowered to carry out and sign any related or additional transaction, even if not specified herein.

This authority is free, with the obligation to report, and it is valid and effective immediately for action by the proxy appointed, with no obligation for ratification or confirmation in accordance with legal obligations.

I, the Notary Public, have read this deed to the person present, who has confirmed it all and signed it at 12.18 p.m.

Typed by a person trusted by me and completed in my hand, it occupies 3 pages and part of this [illegible] folio

[2 signatures and an illegible stamp]

[stamp] Annex "C"
to deed no. 40256/[illegible]
[illegible]
of the Index

 [halfway down and at foot of the page:]
round stamp of Notary Public  Giuseppe Tedone

SUMMARY DOCUMENT related to the MORTGAGE LOAN contract

between the Banca di Credito Cooperativo LAUDENSE LODI

and  ITP IMPIANTI E TECNOLOGIE DI PROCESSO S.R.L.

SUMMARY DOCUMENT

In pursuance to the resolution of the C.I.C.R. (interministerial committee for credit and savings) of 4 March 2003

Most important financial terms and conditions

Index-linked annual pre-repayment and pre-repayment rate

Euribor 3 months average SEPTEMBER 2007, presently equal to 4.802%, rounded up to the  higher 0.05, increased by 1.90 percentage Points, equal to a rate of 6.75% (the rate will vary quarterly on the first of every month of January. April, July, and October on the basis of the following parameter: Euribor at 3  months calculated on 365 days rounded up to the higher 0.05, average month of December for instalments falling due between 1 January and 31 March, average month of March for instalments falling due between 1 April and 30 June, average month of  June for instalments falling due between 1 July and 30 September, average month of September for instalments falling due between 1 October and 31 December, increased by 1.90 percentage points.

Annual default interest rate: 2 points higher than the contract rate in force at the time of the arrears, and in any case compliant with Law 108/96, as well as a penalty of 1.50% of the amount of the instalment paid late with a minimum of Euro 15.00 and a maximum of Euro 60.00.

AMOUNTS OF COSTS AND COMMISSIONS

- for preliminary investigations: euro 2,000.00; partial mortgage redemptions: 0.05% of the amount redeemed with a minimum of euro 50.00 and a maximum of euro 300.00

- satisfaction of mortgages: euro 200.00

- for making contracts for mortgages, redemptions and total satisfaction outside the municipality of the headquarters or the branch: euro 200.00 (except as laid down in Law no. 40 of 2/04/2007)

- for communications (including periodic communications as per art. 119 Leg. Dec. 385/93): euro  2.00, as well as reimbursement of postal costs.

- for appraisal of the value of the premises or building to be erected; euro ---

- Duties and taxes (payable by the client): reimbursement of the substitute tax as per art. 15 presidential decree d.p.r. 601/73 euro 5,000.00 (currently 0.250% on the amount disbursed)

- for collection of instalments: euro 4

- for issuing certificates of interest payable: euro 10.00

- all-in payment for early redemption or partial repayment: 1.00% for loans at a variable rate,  ?% for loans at a fixed rate, calculated on the capital paid in advance except for the cases foreseen by law no. 40 of 02/04/2007 converting Law Decree no. 7 of 31.01.2007 into Law, in which the penalty is not applied (no other cost can be charged to the borrower)

- ISC (synthetic cost index): 7.06900%

Summary of the most important contract conditions

Actual times when the sums disbursed are made available: Right after mortgage registration and, where foreseen, production of the insurance policy against damage related to the premises mortgaged.

Repayment: by instalments, without the need for prior written notice by the bank, in accordance with the agreed repayment schedule.

Value of the assets mortgaged: if there should be a reduction in the value of the premises mortgage due to general or local depreciation of the real estate or for any other reason, the bank may request dissolution of the contract or, if appropriate, an addition to the mortgage security, or other suitable security.

Insurance: for the whole duration of the mortgage loan the premises given as security must be insured – against damage by fire, lightning and explosion and with a company acceptable to the bank – for a value of not less than that estimated by the bank itself. The payment of the insurance premium is chargeable to the client.

Partial repayment or early redemption: payment to the bank of a commission calculated on the principal repaid early, except for the cases foreseen by law no. 40 of 02/04/2007 converting Law Decree no. 7 of 31.01.2007 into Law, in which the penalty is not applied,

Express termination clause and acceleration clause: in certain cases (e.g.: non-payment of the instalments; alteration of the legal status of the premises mortgaged; discovery of encumbrances on the premises mortgaged), the contract is dissolved, automatically or at the request of the bank, which, consequently may demand immediate payment of everything due to it

Change in financial conditions: With the procedures and the notice laid down in art. 118 of Leg. Dec. 385/93 and with the possibility of withdrawal within 60 days of receipt of a unilateral proposal for change, the bank has the right to change unilaterally, to the disadvantage of the client, every price and financial condition applied, without prejudice to the obligation to notify such changes and the right of the client to withdraw from the contract without costs, obtaining during settlement of the relationship  application of the conditions previously applied, in accordance with the regulations in force (art. 118 of Leg Dec no. 385/1993, as amended by art. 10 of Law Decree no. 223 of 4 July 2006 converted into Law 4/08/2006 no. 248), without prejudice to the fact that the rate of interest and the rate of default interest may vary, but within the agreed parameters.

Competent court and any disputes: the court falling within the jurisdiction in which the bank's headquarters is located, where the client undertakes the loan as consumer, the competent court is the one foreseen by the current rules of law.

For anything not specified, please refer to the information leaflets on transparency on display to the public in pursuance of Leg. Dec. no. 385 of 1 September 1993

 [stamp] Annex "D
to deed no. 40256/15924
of the Index [illegible]

 [halfway down and at foot of the page:]
round stamps of Notary Public Giuseppe Tedone

ANNEX

TERMS AND CONDITIONS OF THE CONTRACT

1.   REPAYMENT

The loan must be paid - during the agreed period – in instalments, without the need for written notice by the Bank, according to the repayment schedule agreed between the parties.

2.	PROBATIVE VALUE OF THE RECORDS

The Bank's accounting records shall constitute full proof, whether against the Borrower or against third parties – including any mortgage giver – before any court or tribunal for establishing the debt to the bank.

3.	OBLIGATIONS RELATED TO THE REAL ESTATE MORTGAGED

The Borrower, any mortgage giver and their successors in title are obliged to keep the premises mortgaged in good condition with the diligence of a reasonable and prudent person, and therefore to do everything necessary for preserving and improving them according to their kind and to carry out regularly and vouch, if requested, the timely payment of any tax or duty due on those premises and not to do anything that could impair their value. They are also obliged to notify the Bank, without delay, of any change made to the premises, whether due to an attack on ownership or an accident or any other cause, including cases of demolition, even partial, of the mortgaged buildings or of their rebuilding.

4.	INSPECTION OF THE MORTGAGED PREMISES

The Bank may inspect the mortgaged premises at any time by a trusted person.

5.	REDUCTION OF GUARANTEE

If the surety value of the premises is reduced as the result of general or local depreciation of the immovable property or for any other reason whatsoever, without any exclusions or exceptions, the Bank shall have, at its discretion, the right to request cancellation of the contract or, if necessary, a adequate increase  in the mortgage or another suitable guarantee.

6.  INSURANCE

The Borrower, any third mortgage giver and their successors in title shall also be obliged to insure against the danger of fire, lightning, explosion and for the whole duration of the loan with a company acceptable to the Bank, the building included in the mortgage guarantee for an adequate value established in agreement with the bank. A copy of the policy must be produced to the Bank, and the related binding appendix  in its favour, in the original, must be given to it.

7.  INFORMATION ABOUT HARMFUL EVENTS

If any of the events covered by the insurance as mentioned in the preceding point occurs, the Borrower, any third party mortgage giver and their successors in title must, under pain of cancellation of the contract, inform the Bank within three days, which shall have the right to participate in the damage assessment actions or even to start them, if it deems this to be to its advantage, at the expense of the Borrower

The amounts that the company shall be required to pay to the Bank for compensation for loss or deterioration shall be used, by a separate deed, to guarantee everything owed by the Borrower to the Bank in relation to the loan granted.

8.  PAYMENT OF PREMIUMS

The Borrower, any third mortgage giver and their successors in title are also required to pay the insurance premiums due, to give proof of such payment without delay, Failing that, the Bank may take action directly with right to recovery from the debtors of the principal, interest and costs. The Bank is also entitled to take out insurance itself, at the expense of the Borrower, with a company of its choice if, not considering itself adequately guaranteed by the insurance company, it has asked the Borrower to replace it and the latter has not complied with the request.

9.  NON-FULFILMENT OF INSURANCE REQUIREMENT

The Bank reserves the right to consider the contract cancelled automatically and to request the immediate repayment of everything owed to it without the need for warning, or formal notice of default or legal petition, if the insurance contract against the damage referred to in point 6 is in whatever way cancelled and it is not possible, for whatsoever reason, to take it out with another company acceptable to the Bank.

10. SOLIDARITY AND INDIVISIBILITY

All the obligations arising from the loan contract with a mortgage guarantee and those arising from these "Terms and Conditions" are undertaken by the Borrower with the solidarity and indivisibility clause with regard to its successors in title on any grounds.

Signature [3 signatures and an illegible round stamp]

 [stamp] Annex "E"
to deed no. 40256/15924
of Index

[halfway down and at foot of the page:]
round stamps of Notary Public Giuseppe Tedone

B.C.C. LAUDENSE – LODI
BCC LAUDENSE – LODI
Via Garibaldi 5
26900   LODI   ( LO )

REPAYMENT SCHEDULE

Date:  Fri. 30 November 2007    Nag (surety register): 02015138                                                                                                               Nag Type: SRL (Ltd.Co.)
Heading: ITP IMPIANTI E TECNOLOGIE DI P

[round stamp of Notary Giuseppe Tedone – initialled]

REPAYMENT

Amount loaned	2,000,000.00	Currency	EURO
Starting Date	12/12/2007
First Due Date	31/12/2007
Type of Schedule	Kost (P) Instalment
Nominal rate	6.75000
Actual Rate Repymt.	N
T.A.E.G. (actual annual global rate)	7.06900	T.E.G. (annual global rate)	6.99600
Number of instalments	96
Frequency	Monthly
Amount of Rpymt. rate	22,586.76

Tax charges	5,000.00
Other charges	0.00
Initial costs	2,000.00
Costs Code	504	Description	over 200.00

Amount of Interest	594,411.52
Interest Pre-repayment	0.00
Interest Difference	(4,438.36)
Total Interest	589,973.16

[three signatures and round stamp of Notary Giuseppe Tedone]

Instalment	Amount	Interest	Principal	Res. Debt	Debt Paid	Due Date

Signatures and illegible round stamp

Rata	Importo	Interessi	Qta Cap	Deb. Res.	Deb. Est.	Scadenza
1	22.586,76	7.027,40	15.559,3	1.984.440,64	15.559,36	31/12/2007
2	27.025,12	11.376,56	15.648,5	1.968.792,08	31.207,92	31/01/2008
3	27.025,12	10.558,67	16.466,4	1.952.325,63	47.674,37	29/02/2008
4	27.025,12	11.192,45	15.832,6	1.936.492,96	63.507,04	31/03/2008
5	27.025,12	10.743,57	16.281,5	1.920.211,41	79.788,59	30/04/2008
6	27.025,12	11.008,34	16.016,7	1.904.194,63	95.305,37	31/05/2008
7	27.025,12	10.564,38	16.460,7	1.887.733,89	112.266,11	30/06/2008
8	27.025,12	10.822,15	16.202,9	1.871.530,92	128.469,08	31/07/2008
9	27.025,12	10.729,26	16.295,8	1.855.235,06	144.764,94	31/08/2008
10	27.025,12	10.292,75	16.732,3	1.838.502,69	161.497,31	30/09/2008
11	27.025,12	10.539,92	16.485,2	1.822.017,49	177.982,51	31/10/2008
12	27.025,12	10.108,46	16.916,6	1.805.100,83	194.899,17	30/11/2008
13	27.025,12	10.348,43	16.676,6	1.788.424,14	211.575,86	31/12/2008
14	27.025,12	10.252,82	16.772,3	1.771.651,84	228.348,16	31/01/2009
15	27.025,12	9.173,77	17.851,3	1.753.800,49	246.199,51	28/02/2009
16	27.025,12	10.054,33	16.970,7	1.736.829,70	263.170,30	31/03/2009
17	27.025,12	9.635,85	17.389,2	1.719.440,43	280.559,57	30/04/2009
18	27.025,12	9.857,35	17.167,7	1.702.272,66	297.727,34	31/05/2009
19	27.025,12	9.444,12	17.581,0	1.684.691,66	315.308,34	30/06/2009
20	27.025,12	9.658,14	17.366,9	1.667.324,68	332.675,32	31/07/2009
21	27.025,12	9.558,57	17.466,5	1.649.858,13	350.141,87	31/08/2009
22	27.025,12	9.153,33	17.871,7	1.631.986,34	368.013,66	30/09/2009
23	27.025,12	9.355,98	17.669,1	1.614.317,20	385.682,80	31/10/2009
24	27.025,12	8.956,15	18.068,9	1.596.248,23	403.751,77	30/11/2009
25	27.025,12	9.151,10	17.874,0	1.578.374,21	421.625,79	31/12/2009
26	27.025,12	9.048,63	17.976,4	1.560.397,72	439.602,28	31/01/2010
27	27.025,12	8.079,88	18.945,2	1.541.452,48	458.547,52	28/02/2010
28	27.025,12	8.836,96	18.188,1	1.523.264,32	476.735,68	31/03/2010
29	27.025,12	8.451,00	18.574,1	1.504.690,20	495.309,80	30/04/2010
30	27.025,12	8.626,21	18.398,9	1.486.291,29	513.708,71	31/05/2010
31	27.025,12	8.245,87	18.779,2	1.467.512,04	532.487,96	30/06/2010
32	27.025,12	8.413,07	18.612,0	1.448.899,99	551.100,01	31/07/2010
33	27.025,12	8.306,37	18.718,7	1.430.181,24	569.818,76	31/08/2010
34	27.025,12	7.934,58	19.090,5	1.411.090,70	588.909,30	30/09/2010
35	27.025,12	8.089,61	18.935,5	1.392.155,19	607.844,81	31/10/2010
36	27.025,12	7.723,60	19.301,5	1.372.853,67	627.146,33	30/11/2010
37	27.025,12	7.870,40	19.154,7	1.353.698,95	646.301,05	31/12/2010
38	27.025,12	7.760,59	19.264,5	1.334.434,42	665.565,58	31/01/2011
39	27.025,12	6.909,81	20.115,3	1.314.319,11	685.680,89	28/02/2011
40	27.025,12	7.534,83	19.490,2	1.294.828,82	705.171,18	31/03/2011
41	27.025,12	7.183,64	19.841,4	1.274.987,34	725.012,66	30/04/2011
42	27.025,12	7.309,34	19.715,7	1.255.271,56	744.728,44	31/05/2011
43	27.025,12	6.964,18	20.060,9	1.235.210,62	764.789,38	30/06/2011
44	27.025,12	7.081,31	19.943,8	1.215.266,81	784.733,19	31/07/2011
45	27.025,12	6.966,97	20.058,1	1.195.208,66	804.791,34	31/08/2011
46	27.025,12	6.630,95	20.394,1	1.174.814,49	825.185,51	30/09/2011
47	27.025,12	6.735,06	20.290,0	1.154.524,43	845.475,57	31/10/2011
48	27.025,12	6.405,24	20.619,8	1.133.904,55	866.095,45	30/11/2011
49	27.025,12	6.500,53	20.524,5	1.113.379,96	886.620,04	31/12/2011
50	27.025,12	6.382,87	20.642,2	1.092.737,71	907.262,29	31/01/2012
51	27.025,12	5.860,37	21.164,7	1.071.572,96	928.427,04	29/02/2012
52	27.025,12	6.143,19	20.881,9	1.050.691,03	949.308,97	31/03/2012
53	27.025,12	5.829,17	21.195,9	1.029.495,08	970.504,92	30/04/2012
54	27.025,12	5.901,97	21.123,1	1.008.371,93	991.628,07	31/05/2012
55	27.025,12	5.594,39	21.430,73	986.941,2	1.013.058,90	30/06/2012
56	27.025,12	5.658,01	21.367,11	965.574,0	1.034.425,91	31/07/2012
57	27.025,12	5.535,51	21.489,61	944.084,4	1.055.915,52	31/08/2012

2

[illegible]	[illegible]	[illegible]	[illegible]	922.297,01.077.702,91	30/09/2012
59	27.025,12	5.287,41	21.737,71	900.559,31.099.440,62	31/10/2012
60	27.025,12	4.996,25	22.028,87	878.530,51.121.469,49	30/11/2012
61	27.025,12	5.036,50	21.988,62	856.541,81.143.458,11	31/12/2012
62	27.025,12	4.910,45	22.114,67	834.427,21.165.572,78	31/01/2013
63	27.025,12	4.320,73	22.704,39	811.722,81.188.277,17	28/02/2013
64	27.025,12	4.653,50	22.371,62	789.351,21.210.648,79	31/03/2013
65	27.025,12	4.379,28	22.645,84	766.705,31.233.294,63	30/04/2013
66	27.025,12	4.395,43	22.629,69	744.075,61.255.924,32	31/05/2013
67	27.025,12	4.128,09	22.897,03	721.178,61.278.821,35	30/06/2013
68	27.025,12	4.134,43	22.890,69	698.287,91.301.712,04	31/07/2013
69	27.025,12	4.003,20	23.021,92	675.266,01.324.733,96	31/08/2013
70	27.025,12	3.746,34	23.278,78	651.987,21.348.012,74	30/09/2013
71	27.025,12	3.737,76	23.287,36	628.699,91.371.300,10	31/10/2013
72	27.025,12	3.487,99	23.537,13	605.162,71.394.837,23	30/11/2013
73	27.025,12	3.469,32	23.555,80	581.606,91.418.393,03	31/12/2013
74	27.025,12	3.334,28	23.690,84	557.916,11.442.083,87	31/01/2014
75	27.025,12	2.888,93	24.136,19	533.779,91.466.220,06	28/02/2014
76	27.025,12	3.060,09	23.965,03	509.814,91.490.185,09	31/03/2014
77	27.025,12	2.828,42	24.196,70	485.618,21.514.381,79	30/04/2014
78	27.025,12	2.783,99	24.241,13	461.377,01.538.622,92	31/05/2014
79	27.025,12	2.559,69	24.465,43	436.911,61.563.088,35	30/06/2014
80	27.025,12	2.504,76	24.520,36	412.391,21.587.608,71	31/07/2014
81	27.025,12	2.364,19	24.660,93	387.730,31.612.269,64	31/08/2014
82	27.025,12	2.151,10	24.874,02	362.856,31.637.143,66	30/09/2014
83	27.025,12	2.080,21	24.944,91	337.911,41.662.088,57	31/10/2014
84	27.025,12	1.874,71	25.150,41	312.761,01.687.238,98	30/11/2014
85	27.025,12	1.793,02	25.232,10	287.528,91.712.471,08	31/12/2014
86	27.025,12	1.648,37	25.376,75	262.152,11.737.847,83	31/01/2015
87	27.025,12	1.357,44	25.667,68	236.484,41.763.515,51	28/02/2015
88	27.025,12	1.355,73	25.669,39	210.815,11.789.184,90	31/03/2015
89	27.025,12	1.169,59	25.855,53	184.959,51.815.040,43	30/04/2015
90	27.025,12	1.060,35	25.964,77	158.994,81.841.005,20	31/05/2015
91	27.025,12	882,09	26.143,03	132.851,71.867.148,23	30/06/2015
92	27.025,12	761,62	26.263,50	106.588,21.893.411,73	31/07/2015
93	27.025,12	611,06	26.414,06	80.174,21.919.825,79	31/08/2015
94	27.025,12	444,80	26.580,32	53.593,81.946.406,11	30/09/2015
95	27.025,12	307,25	26.717,87	26.876,01.973.123,98	31/10/2015
96	27.025,12	149,10	26.876,02	0,02.000.000,00	30/11/2015

Tot2.589.973,1589.973,12.000.000,00 0,02.000.000,00